Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

FG Merger III Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Units consisting of: (i) one share of common stock, par value $0.0001 per share, and (ii) one-half of one redeemable Warrant entitling the holder to purchase one whole share of common stock, par value $0.0001 per share	457(o)	17,250,000	$10.00	$172,500,000	0.00014760	$25,461.00
Equity	Shares of common stock, par value $0.0001 per share, included in the Units	457(g)	17,250,000	—	—	—	—
Equity	Redeemable Warrants included in the Units	457(g)	8,625,000	—	—	—	—

Total Offering Amounts					$172,500,000		$25,461.00
Total Fees Previously Paid							$0
Total Fee Offset
Net Fee Due							$25,461.00

(1)	Includes securities that may be purchased by the underwriters pursuant to their over-allotment option.

(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of securities of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.